Exhibit 99.1

ARIAD Announces Key Promotions in Research and Development

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Sept. 30, 2003--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced the appointment of three senior ARIAD executives to the leadership of its research and development organization: Timothy Clackson, Ph.D. as Chief Scientific Officer, John Iuliucci, Ph.D. as Chief Development Officer, and Tomi Sawyer, Ph.D. as Senior Vice President, Drug Discovery.
    Dr. Clackson has led the discovery and development of ARIAD's portfolio of mTOR cell-signaling inhibitors, including AP23573 and AP23841, and its ARGENT(TM) cell-signaling regulation technology. Dr. Iuliucci has spearheaded the Company's product development and pharmacology activities, including filing the IND for AP23573 by its regulatory group. Dr. Sawyer has led the discovery and development of ARIAD's portfolio of oncogenic tyrosine kinase inhibitors, including the Src/Abl inhibitor, AP23464.
    "I am delighted to recognize the leadership and scientific contributions of these internationally recognized R&D executives. They have worked seamlessly together to build ARIAD's product pipeline, intellectual property, and drug-discovery platform and are poised to assume even greater responsibilities as the Company realizes the promise of its exciting product portfolio," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.
    ARIAD is engaged in the discovery and development of breakthrough medicines that regulate cell signaling with small molecules. The Company is developing a comprehensive approach to the treatment of cancer and is primarily focused on a series of product candidates for targeted oncology indications. ARIAD also has an exclusive license to pioneering technology and patents related to the discovery, development and use of drugs that regulate NF-(kappa)B cell-signaling activity, which has been implicated in many major diseases.
    Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to conduct preclinical and clinical studies of its product candidates and the results of such studies, regulatory oversight, intellectual property claims, the timing, scope, cost and outcome of legal proceedings, future capital needs, key employees, dependence on the Company's collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

    CONTACT: ARIAD Pharmaceuticals, Inc.
             Tom Pearson, 610-407-9260
             or
             Kathy Lawton, 617-621-2345